BlackRock Preferred Partners LLC
File No.   811-22550
Sub-Item No. 77Q2: Section 16(a) Beneficial Ownership Reporting
Compliance

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Fund's Board Members, executive officers, persons who own more than ten percent of a registered class of the Fund's common units, the Advisor and certain officers of the Advisor (the "Section 16 insiders"), including in some cases former Section 16 insiders for a period of up to 6 months, to file reports on holdings of, and transactions in, Fund common units with the Securities and Exchange Commission ("SEC") and to furnish the Funds with copies of all such reports.

      Based solely on a review of copies of such reports furnished to the Fund during the Fund's most recent fiscal year and representations from these Section 16 insiders with respect to the Fund's most recent fiscal year, the Fund believes that its Section 16 insiders met all such applicable SEC filing requirements for the Fund's most recently concluded fiscal year, except for two inadvertent late Form 4 filings by Mr. Edward Rzeszowski and Mr. Nicholas Sideratos for the acquisition of phantom shares on January 31, 2017 that were not reported until March 27, 2017.



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708320.01-BOSSR01A - MSW

708320.01-BOSSR01A - MSW